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                                                SNYDER OIL CORPORATION

                                           COMPUTATION OF PER SHARE EARNINGS
                                                       (Unaudited)


                                                                             Year Ended December 31,                  Three Months
                                                                -------------------------------------------------    Ended March 31,
                                                                    1994              1995              1996              1997
                                                                -------------     -------------     -------------    ---------------
                                                                                  (In thousands except per share data)

Net income (loss)                                                  $12,372          ($39,831)          $62,950            $19,926
Dividends on preferred stock                                       (10,806)           (6,210)           (6,210)            (1,550)
                                                                -------------     -------------     -------------       ------------

    Net income (loss) available to common                           $1,566          ($46,041)          $56,740            $18,376
                                                                =============     =============     =============       ============


Weighted average shares outstanding                                 23,704            30,186            31,308             31,030
Assumed exercise of vested common stock options
  net of treasury shares repurchased                                   290               138               179                163
Assumed conversion of 6% preferred stock                             4,881             4,881             5,051              5,051
                                                                -------------     -------------     -------------        -----------

    Weighted average common stock and equivalents outstanding       28,875            35,205            36,538             36,244
                                                                =============     =============     =============        ===========


Primary net income (loss) per common share:

Net income (loss)                                                     $0.52            ($1.32)            $2.01             $0.64
Dividends on preferred stock                                          (0.45)            (0.21)            (0.20)            (0.05)
                                                                 -------------     -------------     -------------       -----------

Net income (loss) available to common                                 $0.07            ($1.53)            $1.81             $0.59
                                                                 =============     =============     =============       ===========



Fully diluted net income (loss) per common share:

Net income (loss)                                                     $0.43            ($1.13)            $1.72             $0.55
Dividends on preferred stock                                           0.00              0.00              0.00              0.00
                                                                 -------------     -------------     -------------       -----------

Net income (loss) available to common                                 $0.43            ($1.13)            $1.72             $0.55
                                                                 =============     =============     =============       ===========

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